Exhibit 99.1

                    BUILDING MATERIALS CORPORATION OF AMERICA

                                 1361 Alps Road
                             Wayne, New Jersey 07470

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 26, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Building Materials Corporation of America has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                            Very truly yours,

                            Building Materials Corporation of America

                            /s/ John F. Rebele

                            John F. Rebele
                            Senior Vice President and Chief Financial Officer